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                                                                   EXHIBIT 99(B)

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                     CERTAIN RESTRICTIONS CONTAINED HEREIN.

                                OPTION AGREEMENT

         This OPTION AGREEMENT, dated as of the 22nd day of August, 1996, between SOUTHERN NATIONAL CORPORATION ("SNC"), a North Carolina corporation, and FIDELITY FINANCIAL BANKSHARES CORPORATION ("Fidelity"), a Virginia corporation;

                                R E C I T A L S:

         The Boards of Directors of SNC and Fidelity have approved an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of August 22, 1996, between SNC and Fidelity, providing for the merger of Fidelity into BB&T Financial-Virginia, a subsidiary of SNC (the "Merger"), which Reorganization Agreement has been executed by the parties concurrently with this Agreement. As a condition to SNC's execution of the Reorganization Agreement, and in consideration thereof, Fidelity has agreed to grant to SNC the option set forth herein.

         NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

         1. Definitions. Capitalized terms defined in the Reorganization Agreement and used herein shall have the same meanings as in the Reorganization Agreement.

         2. Grant of Option. Fidelity hereby grants to SNC an option (the "Option") to purchase up to 456,044 shares of authorized but unissued shares of Fidelity Common Stock at a price of $13.00 per share (the "Exercise Price") payable in cash as provided in Section 4; provided, however, that such number of shares shall be reduced if and to the extent necessary so that the number of shares for which this Option is exercisable shall not exceed 19.9% of the issued and outstanding Fidelity Common Stock, as of the date hereof. The number of shares of Fidelity Common Stock that may be received upon the exercise of the Option is subject to adjustment as set forth herein.

         3.       Exercise of Option.

                  (a) Subject to compliance with applicable law and regulations, and unless SNC shall have breached in any material respect and failed to cure any covenant or representation in the Reorganization Agreement, SNC may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below) and prior to the occurrence of a Termination Event (as defined below).

                  (b) (i)  As used herein, "Purchase Event" shall mean when:

                           (A) Fidelity or the Subsidiary shall have authorized,
recommended, proposed or publicly announced an intention to authorize, recommend or propose a transaction with a person (other than SNC or its affiliates) to, or entered into an agreement with a person (other than SNC or its affiliates) to:
(a) effect a merger or consolidation with, or enter into any similar business combination with, Fidelity or the Subsidiary, (b) sell, lease or otherwise dispose of the assets of Fidelity to such person aggregating 10% or more of the consolidated assets of Fidelity and the Subsidiary (other than a sale of loan receivables in a financing transaction in the normal course of business consistent with past practices), or (c) issue, sell or otherwise dispose of to such person (including by way of merger, consolidation, share exchange or any similar transaction) securities representing more than 10 percent of the voting power of Fidelity or the Subsidiary; or

                           (B) any person other than SNC or any of its
Subsidiaries shall have acquired beneficial ownership of more than 10 percent of the outstanding shares of Fidelity Common Stock; or any person shall have merged, consolidated with or consummated a similar transaction with Fidelity or any person shall have purchased, leased or otherwise acquired 10% of more of Fidelity's assets (other than a sale of loan receivables in a financing transaction in the normal course of business consistent with past practices); or

                           (C) a bona fide proposal is made by any person (other
than SNC or its Affiliates) by public announcement or written communication that is or becomes the subject of public disclosure, or disclosure in an application to any federal or state regulatory authority, to (a) acquire, merge or consolidate with, or enter into any similar transaction with Fidelity, (b) purchase, lease or otherwise acquire 10% or more of the assets of Fidelity (other than a sale of loan receivables in a

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financing transaction), or (c)
purchase or otherwise acquire (including by way of tender offer, merger, consolidation, share exchange, tender or exchange offer or any similar transaction) securities representing more than 10 percent of the voting power of Fidelity;

                  (ii) The term "person" shall have the meaning specified in
Section 3(a)(9), and "beneficial ownership" shall have the meaning specified under Section 13(d)(3), of the Exchange Act.

                  (c) Fidelity shall notify SNC promptly in writing of the occurrence of any transaction, offer or event giving rise to a Purchase Event.

                  (d) In the event SNC wishes to exercise the Option, it shall send to Fidelity a written notice (an "Exercise Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares SNC will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase with respect to such exercise (the "Option Closing Date"); provided that if the closing of the purchase and sale pursuant to the Option cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, if prior notification to, or approval of, any federal or state regulatory agency is required in connection with such purchase, SNC, and Fidelity if required by applicable law, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which the last required notification period has expired or been terminated or such approvals have been obtained and any requisite waiting periods shall have passed.

                  (e) The Option shall expire and terminate, to the extent not previously exercised, upon the earliest of (a "Termination Event"):

                           (i)      the Effective Time of the Merger; or

                           (ii) the termination of the Reorganization Agreement
without a Purchase Event having occurred, other than a termination based upon, following, or in connection with, either (A) a willful and material breach by Fidelity of any of its covenants or agreements in the Reorganization Agreement, or (B) the failure of Fidelity to obtain shareholder approval of the transactions contemplated by the Reorganization Agreement by the vote required under applicable law; or

                           (iii) 18 months after the first occurrence of a
Purchase Event; or

                           (iv)     36 months after the date hereof.

                  (f) Notwithstanding the termination of the Option, SNC shall be entitled to purchase any shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

         4.       Payment and Delivery of Certificates.

                  (a) On each Option Closing Date, SNC shall pay to Fidelity the aggregate purchase price for the shares being purchased on that Option Closing Date in immediately available funds by a wire transfer to a financial institution designated by Fidelity.


                  (b) At each closing relating to an exercise of the Option, simultaneously with the delivery of cash by SNC as provided in subsection (a) with respect to the Option, Fidelity shall deliver to SNC a certificate or certificates representing the number of shares of Fidelity purchased by SNC, and SNC shall deliver to Fidelity a letter agreeing that SNC will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement and providing such undertakings and representations as necessary for the issuance and sale of such shares to be exempt from registration under applicable securities laws.

         5. Representations. Fidelity hereby represents and warrants to, and covenants with, SNC as follows:

                  (a) Fidelity has all requisite corporate power and authority to enter into this Option Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Fidelity. This Option Agreement has been duly executed and delivered by Fidelity and constitutes a valid and binding obligation of Fidelity, enforceable in accordance with its terms.

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                  (b) Fidelity has taken all necessary corporate action to
authorize and reserve for issuance the full number of shares of Fidelity Common Stock issuable upon exercise of the Option, and shall continue to reserve such shares until the Option is exercised or until this Agreement is terminated as provided herein.

                  (c) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any shareholder of Fidelity, but subject to restrictions on transfer imposed by applicable securities laws.

                  (d) The execution and delivery of this Option Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any provision of the Articles of Incorporation or By-laws of Fidelity or the Subsidiary or, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Fidelity or the Subsidiary or their respective properties or assets which violation would, individually or in the aggregate, have a Material Adverse Effect.

                  (e) The provisions of the Virginia Control Share Acquisition Act do not and will not apply to this Option Agreement or the purchase of shares of Fidelity Common Stock pursuant to this Option Agreement.

         6. Adjustment upon Changes in Capitalization, etc. In the event of any change in the outstanding Fidelity Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number of shares subject to the Option and its purchase price per share shall be adjusted appropriately so that the Option will entitle the holder thereof to acquire, at a price economically equivalent to the Exercise Price, all of the shares or other securities, property, or rights to which ownership of the underlying shares of Fidelity Common Stock would have entitled the holder had they been outstanding immediately prior to such change. In the event that any shares of Fidelity Common Stock are issued after the date of this Agreement other than in a transaction described in the first sentence of this Section 6 or pursuant to the exercise of the Option, the number of shares subject to the Option shall be adjusted so that, immediately after such issuance, the number of shares subject to the Option (together with the number of shares previously issued under the Option) equals 19.9 percent (subject to reduction as provided in Section 2 hereof) of the number of the then-outstanding shares of Fidelity Common Stock. Nothing contained in this Section 6 shall be deemed to authorize Fidelity to breach any provision of the Reorganization Agreement or the Plan of Merger.

         7. Registration Rights. Fidelity shall, if requested by SNC at any time and from time to time within two years of the first exercise of the Option, as expeditiously as possible, prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares or securities that have been acquired by or are issuable to SNC upon exercise of the Option in accordance with the intended method of sale or other disposition stated by SNC, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision. Fidelity shall use its best efforts to qualify such shares or other securities under any applicable state securities laws, to cause such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 360 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Fidelity hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of Fidelity shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Fidelity. Any registration statement prepared and filed under this Section 7, and any sale covered thereby, shall be at Fidelity's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of SNC's counsel related thereto. SNC shall provide all information reasonably requested by Fidelity for inclusion in any registration statement to be filed hereunder. If during the time periods referred to in the first sentence of this Section 7 Fidelity effects a registration under the Securities Act of Fidelity Common Stock for its own account or for any other stockholders of Fidelity (other than on Form S-4 or Form S-8, or any successor form), it shall allow SNC the right to participate in such registration, and such participation shall not affect the obligation of Fidelity to effect two registration statements for SNC under this Section 7; provided that, if the managing underwriters of such offering advise Fidelity in writing that in their opinion the number of shares of Fidelity Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Fidelity shall include the shares requested to be included therein by SNC only to the maximum extent such managing underwriter determines to be feasible. In connection
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with any registration pursuant to this Section 7, Fidelity and SNC shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

         8. Listing. If Fidelity Common Stock or any other securities to be acquired upon exercise of the Option are then listed on The NASDAQ National Market or any other national market or exchange, Fidelity, upon the request of SNC, will promptly file an application to list the shares of Fidelity Common Stock or other securities to be acquired upon exercise of the Option on The NASDAQ National Market or such other market or exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

         9. Division of Option. This Option Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of SNC, upon presentation and surrender of this Option Agreement at the principal office of Fidelity for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Fidelity Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Fidelity of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Fidelity will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Fidelity, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         10. Severability. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Fidelity Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Fidelity to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

         11.      Miscellaneous.



                  (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                  (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, without the express written consent of the other party, except that SNC may assign in whole or in part the Option and other benefits and obligations hereunder without limitation to any of its wholly owned subsidiaries and SNC may assign in whole or in part the Option and other benefits and obligations hereunder without limitation if a Purchase Event has occurred and SNC shall have delivered to Fidelity a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Fidelity, to the effect that such Assignment will not violate the requirements of the Securities Act; provided, that prior to any such assignment, SNC shall give written notice of the proposed assignment to Fidelity, and within 24 hours of receipt of such notice of a bona fide proposed assignment, Fidelity may purchase the Option at a price and on other terms at least as favorable to SNC as that set forth in the notice of assignment.

                  (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express or by facsimile transmission, addressed or directed as follows:

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                           If to Fidelity:

                                    Fidelity Financial Bankshares Corporation
                                    2809 Emerywood Parkway, Suite 500
                                    Richmond, Virginia 23294
                                    Attention: Mr. Barry D. Crawford
                                    Fax No.: 804-755-7814

                           With a required copy to:

                                    Parker, Pollard & Brown, P.C.
                                    5511 Staples Mill Road
                                    Richmond, Virginia 23228
                                    Attention: Mr. H. R. Pollard, IV
                                    Fax No.: 804-262-3284

                           If to SNC:

                                    Southern National Corporation
                                    200 West Second Street
                                    Winston-Salem, North Carolina 27101
                                    Attention: Mr. Scott E. Reed
                                    Fax No.: 910-733-0340



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                           With a required copy to:

                                    Womble Carlyle Sandridge & Rice
                                    1600 BB&T Financial Center
                                    200 West Second Street
                                    Winston-Salem, North Carolina 27101
                                    Attention: Mr. William A. Davis, II
                                    Fax No.: 910-733-8364


Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

                  (e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by Fidelity and that this Agreement may be enforced by SNC through injunctive or other equitable relief.

                  (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflicts of laws thereof.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.


                                SOUTHERN NATIONAL CORPORATION


                                By:   /s/ John A. Allison IV

                                Title: Chairman and Chief Executive Officer


                                FIDELITY FINANCIAL BANKSHARES CORPORATION


                                By:   /s/ Barry D. Crawford

                                Title: President and Chief Executive Officer


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